Exhibit 99.1
PINNACLE ENTERTAINMENT ANNOUNCES EXPANDED SCOPE FOR ITS
BATON ROUGE PROJECT OPENING IN DECEMBER 2011
- Premier Southern Louisiana Destination Property to Feature 200-Guestroom Hotel;
Single-Level, 30,000-Square-Foot Casino; 2,400 Parking Spaces, Including a Parking Garage;
Three Restaurants and Event Center -
BATON ROUGE, LA and LAS VEGAS, NV September 27, 2010 — Pinnacle Entertainment, Inc. (NYSE: PNK) today unveiled updated plans for its casino and hotel in Baton Rouge anticipated to open in December 2011, subject to approval from the Louisiana Gaming Control Board. The facility will be a premier southern Louisiana destination property offering a fully integrated casino entertainment experience. Pinnacle expanded the original $250 million project budget to $357 million (exclusive of land costs and capitalized interest) as it positions the property as a regional destination, doubles the number of planned hotel rooms to approximately 200, adds a covered parking facility and includes 1,857 gaming positions, 257 more than the preliminary plans. The Company expects to fund the remaining $343 million of the overall project budget with cash on-hand, cash flow from existing operations, and its currently-undrawn $375 million credit facility.
Pinnacle’s Baton Rouge casino project will bring a true gaming entertainment destination to the Pelican State’s capital city with a design that reflects the rich heritage of Baton Rouge and southern Louisiana. A full-color architectural rendering of the project is available under the “New Developments” section at www.pnkinc.com. Earlier this year, Pinnacle began construction of the riverboat casino and site excavation activities for the project, which is located on the Company’s 575-acre site off of Nicholson Drive in the heart of south Baton Rouge, a high growth area conveniently located near downtown, Interstate 10 and other major travel arteries. Pinnacle’s Baton Rouge casino is expected to create approximately 1,000 new jobs.
Anthony Sanfilippo, President and Chief Executive Officer of Pinnacle Entertainment, commented, “Our updated plan for the Baton Rouge project reflects our focus on developing and operating facilities that offer ‘best-in-market’ casino entertainment experiences while adhering to a disciplined approach to capital spending and expansion. Current market research indicates that a very significant portion of the adult population in the Baton Rouge region bypasses existing gaming options and travels two to three hours to other gaming markets. The expanded scope of our project will address this customer demand with a high-quality entertainment option that will be significantly closer to potential guests.
“The complete casino entertainment and hotel complex is designed to capture the feel of a Southern river lodge and will embrace Louisiana’s rich cultural history, food, music and ‘laissez les bon temps rouler’ way of life. The truly unique casino entertainment complex will include a range of restaurants and lounges with sweeping views of the Mississippi River, injected with the wonderful Southern hospitality that is so much a part of the heritage of Baton Rouge and the Pelican State.”

The new facility will feature a single-level, 30,000-square-foot gaming floor; 1,500 slot machines; 51 table games, including a poker room; a hotel with approximately 200 guestrooms and a rooftop pool; three dining outlets; a unique casino bar with breathtaking views of the Mississippi River; 2,400 total parking spaces, including 800 in a covered parking garage; a multi-purpose event center with concert seating for up to 1,400 people or banquet seating for up to 800 people; and outdoor festival grounds with capacity for up to 2,500. The project will feature 257 more gaming positions (including 200 additional slots) and approximately 100 additional hotel rooms as compared to the Company’s prior development plan.
Sanfilippo added, “Our Baton Rouge casino and hotel project will be a strong complement to Pinnacle’s portfolio of leading entertainment destinations and our organic growth pipeline, which includes the continued implementation of strategies and processes aimed at improving property revenues and company-wide operating margins.”
Marnell Architecture, the Las Vegas-based design and development company responsible for numerous world-class gaming resorts including Bellagio, Borgata, Caesars Palace, Wynn Las Vegas and The M Resort, will collaborate with New Orleans-based Manning Architects to provide the facility’s design.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Louisiana, Missouri, Indiana, and Nevada. In March 2010, Pinnacle opened its newest casino, River City, in south St. Louis County, Missouri. Pinnacle is also developing a casino in Baton Rouge, Louisiana that is expected to open in December 2011.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance; future growth; anticipated milestones; completion and opening schedule of the Baton Rouge project; the facilities, features, amenities and potential job creation of the Baton Rouge project; the ability of the Company to make capital expenditures for its Baton Rouge project and to borrow as it constructs its Baton Rouge project under its credit facility, which may be constrained if the Company is unable to amend its credit facility; and the economic outlook of the Baton Rouge area are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s credit facility will have to be amended in order to build the Baton Rouge project as revised, which may be expensive in today’s markets; (b) the Company will have to meet the conditions for receipt or maintenance of gaming licensing approvals for the Baton Rouge project, some of which are beyond its control; (c) the Louisiana Gaming Control Board will have to approve the Company’s revised plans for the Baton Rouge project; (d) many factors, including the escalation of construction costs beyond increments anticipated in its construction budget, could prevent the Company from completing its Baton Rouge project within budget and on time; (e) the terms of the Company’s credit facility and the indentures governing its senior and subordinated indebtedness impose operating and financial restrictions on the Company; and (f) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

River City is a registered trademark of Pinnacle Entertainment, Inc. All rights reserved.

CONTACT:
 Investor Relations
Lewis Fanger
Vice President, Finance and Investor Relations
702/541-7777 or investors@pnkmail.com

Richard Land, Jim Leahy
Jaffoni & Collins Incorporated
212/835-8500 or pnk@jcir.com
Public Relations Kerry Andersen Director, Community & Public Relations 337/395-7631 or kandersen@ldlmail.com